As Filed With the Securities and Exchange Commission on February 8, 2002

Registration No. 333- ___________

SECURITIES AND EXCHANGE COMMISSION

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

59-2101668

(I.R.S. Employer Identification No.)

865 S.W. 78th Avenue, Suite 100
Plantation, FL 33324
Telephone (954) 233-8746

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Gerald Smith	Steven I. Weinberger, Esq.
Chairman of the Board	Atlas Pearlman, P.A.
Viragen, Inc.	350 East Las Olas Boulevard
865 SW 78th Avenue, Suite 100	Suite 1700
Plantation, Florida 33324	Fort Lauderdale, Florida 33301
(954) 233-8746	(954) 763-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[  ]

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed
of securities to be	Amount to be	offering price per	maximum aggregate	Amount of
registered	registered	unit (1)	offering price (1)	registration fee

Common stock, $.01 par value per share, issuable upon conversion of convertible debentures (2)	6,966,667	$1.18	$8,220,667	$756.30
Common stock, $.01 par value per share, issuable upon exercise of common stock purchase warrants (3)	811,030	1.4796	1,200,000	110.40
Common stock, $.01 par value per share, issuable upon exercise of options (4)	2,727,272	1.18	3,218,181	296.07

	10,504,969		$12,638,848	$1,162.77

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2)	Includes up to an aggregate of 6,966,667 shares of our common stock issuable upon the conversion of convertible debentures including accrued interest. Fee based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on February 7, 2002.

(3)	Includes up to an aggregate of 811,030 shares of our common stock issuable upon the exercise of warrants. Fee based on exercise price of $1.4796 per share.

(4)	Includes an aggregate of 2,727,272 shares of our common stock issuable upon the exercise of options exercisable at $1.10 per share. Fee based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on February 7, 2002.

Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions of the debentures, option and warrants.

Viragen, Inc. will amend this registration statement on the date or dates as may be necessary to delay its effective date until Viragen shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES WILL NOT BE PUBLICLY RESOLD UNTIL THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS A PART, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND HAS BECOME EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion
Dated February 8, 2002

Selling Security Holder Offering Prospectus

Viragen, Inc.

10,504,969 shares of common stock

     This prospectus covers the resale of an aggregate of 10,504,969 shares of our common stock, consisting of 6,966,667 shares issuable upon conversion of our convertible debentures, including related accrued interest, 811,030 shares issuable upon exercise of common stock purchase warrants and 2,727,272 shares issuable upon exercise of an option. We will not receive any proceeds from the sale of shares by the selling security holders.

     Our common stock is listed on the American Stock Exchange under the symbol “VRA”. On February 7, 2002, the last reported sale price for our common stock was $1.18 per share.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning at page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2002.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

About Viragen

     Viragen, Inc. is a biotechnology company engaged in the business of researching, developing and manufacturing innovative technologies for the treatment of life-threatening illnesses. We also develop innovative technologies aimed at improving the manufacturing processes used to manufacture certain medical therapies. We are primarily focused on three fields of research and development:

•	human leukocyte derived interferon;

•	avian transgenics technologies; and

•	oncological therapies.

     Our majority-owned subsidiary Viragen (Europe) Ltd., whose shares are traded on the over-the-counter Bulletin Board under the symbol “VERP”, is a biotechnology company engaged in researching, developing and manufacturing products designed to help the human immune system resist viral infections, and related technologies. Viragen (Europe) produces human leukocyte-derived interferon under the name Alfanative®. Natural interferon stimulates and controls the human immune system. Interferon may also stem the growth of various viruses, including those associated with diseases such as hepatitis, cancer, multiple sclerosis, and HIV/AIDS. Alfanative is currently approved for use in Sweden in the treatment of patients afflicted with any disease for which recombinant therapy has failed, and is currently the subject of Phase III clinical trials in Germany for the treatment of melanoma, a lethal form of skin cancer.

     Our avian transgenic project is designed to enable Viragen to produce protein-based drugs, including monoclonal antibodies, inside the eggs of specially developed chickens. Our goals are to develop a technology which will enable us to meet the large-scale production requirements for our own therapeutic protein products, as well as to allow us to offer to others in the biopharmaceutical industry an alternate faster method of production of their protein-based products with higher capacity at lower costs.

     Viragen believes that no single approach or method is likely to effectively treat all cancers. Different tumors have many different defective genes. We have approached the treatment of targeted cancers from several directions which we believe will increase our likelihood of clinical success. In collaboration with the Memorial Sloan-Kettering Cancer Center, we have initiated the production of human monoclonal antibodies for the treatment of melanoma and certain other cancers. In collaboration with the UK’s Cancer Research Campaign Technology, we are developing a vaccine designed to block the protective effect of a protein from the surface of tumor cells. Under a worldwide exclusive license from the U.S. National Institute of Health, we are researching the clinical applications of a monoclonal antibody that could bind to tumor cells and permit the tumor cells to die.

     Our executive offices are located at 865 SW 78th Avenue, Suite 100, Plantation, FL 33324. Our telephone number is (954) 233-8746; our facsimile number is (954) 233-1414. Unless otherwise indicated, references in this prospectus to “Viragen”, “we”, “us” and “our” are to Viragen, Inc., and our wholly-owned and our majority-owned subsidiaries.

Where You Can Find More Information

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3. This prospectus is a part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Viragen and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the Securities and Exchange Commission, as discussed below.

     We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these filings at the Securities and Exchange Commission public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You may request copies of these documents by writing to the Securities and Exchange Commission and paying the required fee for copying. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of their public reference rooms. Copies of our filings are also available at the Securities and Exchange Commission web site at http://www.sec.gov

     The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K, for the year ended June 30, 2001, filed September 28, 2001;

•	Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2001, filed November 19, 2001;

•	Current Report on Form 8-K filed October 12, 2001;

•	Current Report on Form 8-K/A filed December 11, 2001;

•	Current Report on Form 8-K filed January 22, 2002; and

•	Definitive Proxy Statement filed January 22, 2002.

You may obtain a copy of these filings at no cost by writing, telephoning or faxing us at the following address:

Dennis W. Healey
Viragen, Inc.
865 S.W. 78th Avenue, Suite 100
Plantation, FL 33324
Telephone No.: (954) 233-8746
Facsimile No.: (954) 233-1416

Copies of our SEC filings and other information about us is also available on our website at www.viragen.com. Other than the SEC filings incorporated by reference above, the information on our website is neither incorporated into, nor a part of, this prospectus.

Forward Looking Statements

     This prospectus, and other documents that we have incorporated by reference, contain forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors – many beyond our control – that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong.

     Forward-looking statements might include one or more of the following:

•	projections of future revenue;

•	anticipated clinical trial commencement dates, completion timelines or results;

•	descriptions of plans or objectives of management for future operations, products or services;

•	forecasts of future economic performance; and

•	descriptions or assumptions underlying or relating to any of the above items.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” or words of similar meaning. They may also use words such as “well”, “would”, “should”, “could” or “may”.

     Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

Risk Factors

     An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors.

We have a history of losses due to lack of sales and regulatory approvals. If we do not receive necessary regulatory approvals and develop profitable operations, we will need to terminate our operations. As a result, investors may lose their entire investment.

     Since the organization of Viragen, we have incurred operating losses. Losses have totaled:

•	$2,518,800 for the three month period ended September 30, 2001,

•	$11,007,809 for the fiscal year ended June 30, 2001,

•	$12,310,895 for the fiscal year ended June 30, 2000, and

•	$10,650,832 for the fiscal year ended June 30, 1999.

At September 30, 2001, we had a total deficit since organization of $76,367,194, and our working capital totaled $4,275,854.

     We presently produce a natural human leukocyte derived alpha interferon product under the name Alphanative. However, as Alphanative is approved only for limited use in Sweden, and as the United States Food and Drug Administration and other European Union regulatory authorities have not yet approved our natural interferon product, we have only limited sales revenues.

     We will not be able to reduce our losses or operate profitably until we obtain the necessary approvals to manufacture and sell natural interferon on a widely accepted basis. We expect sales of natural interferon to be our primary source of income for the foreseeable future. Investors must understand that our natural interferon product may never receive certain approvals sought from regulatory authorities. In addition, even if approval is received, we may not be able to achieve sufficient profit from the sale of natural interferon. If we do not obtain the required approvals or we do not profit from the sale of natural interferon or other products, we will likely cease operations. In that case, investors in Viragen will likely lose their entire investment.

Our business is capital intensive, and because we do not generate operating revenues, we will require additional financing that may not be available to us.

     We are currently engaged in research and development, including clinical trials, and, to date, have not generated meaningful revenues from operations. In order to continue our research, we will require additional financing. While, as of September 30, 2001, we had working capital of approximately $4,000,000, and have recently raised an additional $2,500,000 in a private placement, our research and development activities are capital intensive and we do not currently have any additional commitments for future financing. There can be no assurance that additional funding, if required, will be available, or if available, will be available upon favorable terms. Insufficient funds may prevent us from implementing our business strategy. In the event we raise additional funds through the issuance of equity securities, dilution to the then existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. If we cannot obtain sufficient funding, we will be forced to cease operations and, in that event, investors will likely be unable to recoup their investment.

Competitive conditions in the pharmaceutical industry may force us to terminate operations.

     Competition for investment capital and market share in the immunological and pharmaceutical products industry is very strong. Our competitors, which include major pharmaceutical companies, have more experience in research, development and clinical testing of pharmaceutical and biomedical products. We have not yet developed an immunological product that can be widely marketed. Our competitors also have greater financial, marketing and human resources than Viragen. Some of our competitors, including Hoffman-La Roche, Inc., Shering-Plough Corporation, Biogen, Inc., Chiron Corp., and Baxter Laboratories, have received approvals for their synthetic interferons. They have been marketing their products since 1986, and have received wide acceptance from the medical community and the patient population for their products. This will make it more difficult for us to introduce and penetrate the market with our product, if and when we receive the necessary regulatory approval. We only expect competition to increase in the future.

     In addition, technological advances made by our competitors may make synthetic products more effective, less costly and with less harmful side effects. Viragen may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we may terminate operations.

     Competition for funding in the pharmaceutical industry is also intense. We have only a limited source of income at this time, and we will require additional funds to conduct clinical trials so we can receive regulatory approvals. We must obtain additional funding from outside sources to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we will likely terminate operations. In that case, any investment in Viragen could be lost.

Government regulation may affect Viragen’s ability to develop and distribute natural interferon.

     All pharmaceutical manufacturers are subject to state, federal and foreign rules and regulations, including those of the United States Food and Drug Administration, Asian markets and the European Union. These rules and regulations are constantly changing. These changes could extend the period of clinical trials, involve costly compliance measures and may restrict our ability to produce and distribute our natural interferon product based on the results of testing. It is possible that we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our natural interferon product.

If patients have problems receiving third party reimbursements for natural interferon, it will be more difficult to market our product. In addition, our marketing costs would increase.

     Our ability to successfully market our products depends in part on the availability of reimbursements from government health administration authorities, private health coverage insurers and other organizations. The pricing of products similar to ours, or the amount of reimbursement available to patients, may affect our ability to market our product at a profit. Third party reimbursement limitations could restrict the patient population that will use our product. If we have difficulty in securing third party payors to reimburse for our product, we could be required to increase our marketing efforts, which, in turn, will involve greater expenses to us.

Our proprietary technology and any future patents that we receive may not provide sufficient protection to us.

     We intend to rely, in part, on technology developed by our scientists for the efficient and safe production of natural interferon. We believe that this technology allows us to produce our natural interferon more efficiently and with less possible contaminants. If we are not successful in obtaining patents or demonstrating that our production process is proprietary under trade secret law, we will have limited protection against those who might copy our technology. In addition, we may be damaged if we are accused of misappropriating a competitor’s proprietary technology, even if these claims are untrue. We cannot assure you that any of our patent applications will be approved. Even if granted, we cannot assure you that these patents or any future patent applications or our other proprietary rights will provide sufficient protection to us.

Technology transfers to third parties may not result in revenue to us.

     One of our proposed marketing strategies is to license our manufacturing technology to third parties. They, in turn, will use our technology to produce and market our natural human leukocyte alpha interferon outside the United States. We cannot guarantee that these third parties will be able to successfully market the product or that we will receive revenue from their efforts.

We may be exposed to product liability claims, and our product liability insurance may not be sufficient to cover all claims or continue to be available to us.

     Persons who claim to be injured from use of our natural interferon, may file claims for personal injuries or other damages against us. Directives in the European Union provide for strict liability and permit compensation claims to be made within a ten year period from when the product is placed on the market, and three years from the event giving rise to the claim, thereby creating a 13 year period within which compensation claims could be asserted. In order to protect ourselves against these claims, we maintain product liability insurance in the amount of $7,000,000. We cannot be sure that our insurance coverage will be adequate to insulate us from liabilities that may result from the use of our natural interferon. Also, we may not be able to afford this form of insurance in the future.

Our reliance on foreign third party manufacturers may disrupt operations.

     Foreign manufacturing could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, reliance on international vendors exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:

•	local governmental regulations,

•	tariffs,

•	import and export restrictions,

•	transportation,

•	taxes, and

•	foreign health and safety regulations.

     Foreign manufacturing arrangements may also limit our control, and could disrupt our operations, which, in turn, could negatively impact upon your investment in us.

We do not expect to pay dividends in the foreseeable future.

     We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. Since we do not anticipate paying cash dividends on our common stock, any return on your investment will likely depend solely on an increase in the market value of our common stock.

If the market price for our shares declines substantially, the number of shares that we may be required to issue upon conversion of the debentures may cause significant dilution of equity ownership and book value per share to our existing stockholders.

     This prospectus covers the resale of two times the maximum number of shares that we calculate are issuable upon full conversion of the debentures, including accrued interest, and upon full exercise of the option and warrants. In determining the maximum number of shares issuable, we have necessarily relied upon certain assumptions, including the market price for our shares at the time the debentures are converted. If the market price for our shares declines substantially from the $1.18 market price quoted on the American Stock Exchange on February 7, 2002, the issuance of shares upon conversion of the debentures will dilute the relative equity ownership and book value per share of our common stock by existing stockholders.

Possible sales of securities by current stockholders could have a depressive effect on market value of our stock.

     As of the date of this prospectus, there are 100,041,556 shares of our common stock issued and outstanding.

     In addition to the currently issued and outstanding shares, an additional 10,504,969 shares of common stock have been registered for resale under this prospectus. An additional 4,724,141 shares (owned by our officers, directors and/or affiliates) have been held for in excess of one year and are available for public resale pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). The resale of our shares of Common Stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our stockholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal stockholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation.

     Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our Common Stock.

We engage in the biotechnology industry; as a result the market price for our common stock may be subject to extreme volatility.

     The market for securities of biotechnology companies, including companies such as ours, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors, some of which are beyond our control, including, without limitation:

•	quarter-to-quarter variations in our operating results;

•	our announcement of material events;

•	price fluctuations in sympathy to others engaged in our industry; and

•	the effects of media coverage of our business.

We depend on the continued services of our executive officers and on our ability to attract and maintain other qualified employees.

     Our future success depends on the continued services of Gerald Smith, our President, Dennis W. Healey, our Executive Vice President and Chief Financial Officer, and Dr. Magnus Nicolson, our Chief Operating Officer. While we have entered into employment agreements with Messrs. Smith, Healey and Nicolson, the loss of any of their services would be detrimental to us and could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man insurance on any of their lives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We could use preferred stock to resist takeovers and the issuance of preferred stock may cause additional dilution.

     Our Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, of which 2,650 shares of series A preferred stock are issued and outstanding on the date of this prospectus. Our Certificate of Incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue additional shares of preferred stock to raise money to finance our operations. We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the terms of preferred stock, including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges,

•	redemption terms, and

•	other privileges and rights of the shares of each authorized series.

The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders. It can also negatively impact our existing stockholders’ liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management. This could occur if we become subject to a hostile takeover that could ultimately benefit Viragen and Viragen’s stockholders.

Selling Security Holders

Transaction Overview

     On January 11, 2002, we entered into a Securities Purchase Agreement with Elliott Associates, L.P. and Elliott International, L.P. Under the agreement, we:

•	issued our 6% convertible debenture due January 11, 2003 in the principal amount of $1,125,000 to Elliott Associates, in consideration for our receipt of $1,125,000;

•	issued our 6% convertible debenture due January 11, 2003 in the principal amount of $1,375,000 to Elliott International, in consideration for our receipt of $1,375,000;

•	issued our five year common stock purchase warrant to Elliott Associates to purchase 182,482 shares of our common stock;

•	issued our five year common stock purchase warrant to Elliott International to purchase 223,033 shares of our common stock; and

•	granted Elliott Associates and Elliott International, collectively, an option to purchase up to 1,363,636 shares of our common stock.

     Our subsidiaries have entered into an agreement with Elliott Associates and Elliott International, pursuant to which our subsidiaries, jointly and severally, have guaranteed all of our obligations under the Securities Purchase Agreement, the convertible debentures, the warrants, the option and the other transaction documents.

     In connection with the Securities Purchase Agreement, we agreed to register two times the number of shares of our common stock issuable in the event of conversion of the debentures, and exercise of the option and/or warrants.

     In order to meet our obligations under the Securities Purchase Agreement, we have registered, and this prospectus covers the resale of up to:

•	6,966,667 shares upon full conversion of the debentures, including 300,000 shares issuable as accrued interest;

•	811,030 shares in the event of full exercise of the warrants; and

•	2,727,272 shares in the event of full exercise of the option.

     In order to determine the number of shares issuable:

•	upon conversion of the debentures, we divided the aggregate principal amount of the debentures ($2,500,000) by the lesser of (a) the conversion price of the debentures ($1.29465) or (b) 90% of the arithmetic mean of the ten lowest volume weighted average prices of our common stock during the 20 trading days immediately preceding conversion. Because we are not permitted to make payments in common stock if the market price falls below $.75, we used $.75 and multiplied the result (3,333,333) by two;

•	as accrued interest, we assumed nine months of interest and multiplied the aggregate principal amount of the debentures ($2,500,000) by 6%, divided the result ($112,500) by $.75 and multiplied the result (150,000) by two;

•	upon exercise of the warrants, we multiplied the number of shares issuable upon exercise of the warrants (405,515) by two;

•	upon exercise of the option, we multiplied the number of shares subject to the option (1,363,636) by two.

     The registration rights agreement includes penalty provisions that take effect in the event that:

•	the registration statement is not effective on or before April 11, 2002;

•	the registration statement fails to remain effective during the periods required by the Stock Purchase Agreement;

•	our common stock ceases to be listed on the American Stock Exchange; and/or

•	we do not have sufficient authorized but unissued shares to enable us to meet our obligations under the debentures, warrants and option.

Among the penalties that we could face if any of these events take place are mandatory redemption of the debentures, warrants and/or option, at a 25% premium; and/or our payment of from $25,000 to $75,000 per month for failure to meet time deadlines under the agreement.

     A more detailed description of the terms and conditions of the debentures, warrants and option is contained elsewhere in this prospectus, under the caption “Description of Securities”.

Ownership Table

     The following table sets forth:

•	the name of each selling security holder;

•	the amount of common stock owned beneficially by each selling security holder;

•	the number of shares that may be offered by each selling security holder pursuant to this prospectus;

•	the number of shares to be owned by each selling security holder following sale of the shares covered by this prospectus; and

•	the percentage of our common stock to be owned by each selling security holder following sale of the shares covered by this prospectus (based on 100,041,556 shares of common stock of Viragen outstanding as of the date of this prospectus), as adjusted to give effect to the issuance of shares upon the exercise of the named selling security holder’s options or warrants, but no other person’s options or warrants.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of this offering. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the shares owned beneficially by them which are covered by this prospectus, but will not sell any other shares of our common stock that they presently own.

		Number of	Number of Shares	Percent
Name of Selling	Number of	Shares to	Owned After	After
Security Holder	Shares Owned	be Offered	Offering	Offering

Elliott Associates, L.P.	2,107,329	4,727,236	442,250	—
Elliott International, L.P.	2,423,046	5,777,733	387,950	—

     Elliott Associates, L.P. and Elliott International have affiliated investment managers and might be deemed to constitute a "group" for purposes of calculating beneficial ownership.

     Viragen agreed to pay for all costs and expenses in the issuance, offer, sale and delivery of the shares of our common stock. These include all expenses and fees of preparing, filing and printing the registration statement and mailing of these items. Viragen will not pay selling commissions and expenses for any sales by the selling security holders, but will indemnify the selling security holders against civil liabilities including liabilities under the Securities Act of 1933.

Plan of Distribution

     The shares covered by this prospectus may be resold from time-to-time by the selling security holders in one or more transactions, on one or more exchanges, in the over-the-counter market or in off-market transactions, using one of the following methods (or any other method permitted by applicable securities laws):

•	a block trade in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal;

•	purchases by a broker or dealer as principal and resale by the broker or dealer;

•	ordinary brokerage transactions, including pursuant to Rule 144, and transactions in which the broker solicits purchasers; and

•	face-to-face or other direct transactions between a selling security holder and one or more purchasers, without a broker-dealer or other intermediary.

     Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of our shares. Sales may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be “underwriters” within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter or any other broker-dealer is acting as principal or agent for the selling security holders, the compensation to be received by an underwriter or any broker-dealer, acting as principal or agent for the selling security holders, and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus or an amendment to the registration statement. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

     In connection with distributions of the shares or otherwise, selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling security holders. Selling security holders may also sell shares short and deliver the shares to close out positions. Selling security holders may also enter into option or other transactions with broker-dealers which require the delivery of our shares to the broker-dealer, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares to a broker or dealer and in the event of a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

     We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

     We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

     Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

Description of Securities

     Viragen is currently authorized to issue up to 150,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, there are 100,041,556 shares of common stock and 2,650 shares of preferred stock outstanding.

Common Stock

     Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution or winding up of Viragen, after payment to creditors and holders of our outstanding preferred stock, Viragen’s assets will be divided proportionately on a per share basis among the holders of our common stock.

     Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Viragen’s By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

Preferred Stock

     Viragen is authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. Viragen’s board of directors may issue preferred stock by resolutions, without any action of the stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges, and

•	redemption terms.

     Viragen includes preferred stock in its capitalization to improve its financial flexibility. However, Viragen could use preferred stock to preserve control by present management, in the event of a potential hostile takeover of Viragen. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of Viragen’s common stock.

Series A Preferred Stock

     Viragen established the series A preferred stock in November 1986. Each share of series A preferred stock is immediately convertible into 4.26 shares of our common stock. Dividends on the series A preferred stock are cumulative and have priority to our common stock. These dividends are payable in either cash or common stock, at Viragen’s option.

     The series A preferred stock has voting rights only if dividends are in arrears for five annual dividends. Upon this occurrence, the voting is limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. Viragen may redeem the series A preferred stock at any time after expiration of ten consecutive business days during which the bid or last sale price for our common stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation for the series A preferred stock.

     Owners of the series A preferred stock are entitled to receive $10.00 per share, plus accrued and unpaid dividends, upon liquidation, dissolution or winding up of Viragen. This must be satisfied before any distribution or payment is made to holders of the common stock or other stock of Viragen junior to the series A preferred stock.

Convertible Debentures

     On January 11, 2002, we sold and issued our $1,125,000 principal amount convertible debenture to Elliott Associates, L.P., and our $1,375,000 principal amount convertible debenture to Elliott International, L.P., for an aggregate purchase price of $2,500,000. The debentures:

•	are in the aggregate principal amount of $2,500,000;

•	mature on January 11, 2003;

•	bear interest, that accrues until the maturity date, at the rate of 6% per annum;

•	are payable monthly, in cash or at our option, in shares of our common stock;

•	may be prepaid at our discretion, provided that we pay a 15% premium on amounts then due to the debenture holders;

•	are convertible into shares of our common stock at a price equal to the conversion price ($1.29465 per share) (or, with respect to certain unpaid monthly installments which we have elected to pay in stock, the lesser of the conversion price or 90% of the arithmetic mean of the ten lowest volume weighted average prices during the 20 trading days preceding conversion); and

•	may not be modified without the consent of holders of at least 75% of the then principal outstanding amount of the debentures.

     The debenture conversion price is subject to adjustment in the event of:

•	stock splits, dividends and combinations;

•	distributions on account of our common stock; and/or

•	our issuance of additional common stock at less than the conversion price of the debenture on the date of issuance or less than the fair market value of our common stock on the date of issuance.

Common Stock Purchase Warrants

     In connection with our sale and issuance of the convertible, we issued common stock purchase warrants to Elliott Associates to purchase 182,482 shares of our common stock and to Elliott International to purchase 223,033 shares of our common stock. The warrants are exercisable:

•	at a price of $1.4796 per share;

•	during the five year period terminating January 11, 2007; and

•	on a cashless basis, whereby the holder, rather than pay the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised.

     The number of shares issuable upon exercise of the warrants, and the exercise price, is subject to adjustment in the event of:

•	subdivisions, combinations, stock dividends, mergers and/or reclassifications of our common stock;

•	mergers

•	certain distributions on account of our common stock; and/or

•	our issuance of additional common stock at less that the exercise price of the warrants on the date of issuance or less than the fair market value of our common stock on the date of issuance.

Stock Purchase Option

     In connection the sale and issuance of our convertible debentures, we granted Elliot Associates and Elliott International, collectively, the option to purchase 1,363,636 shares of our common stock. The option:

•	is exercisable at $1.10 per share;

•	may be exercised commencing May 11, 2002 and terminating November 11, 2003; and

•	may be exercised on a cashless basis

Transfer Agent

     The transfer agent for the shares of our common stock is Chase Mellon Shareholder Services, Overpeck Center, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108.

Legal Matters

     Atlas Pearlman will review the validity of the issuance of the shares of our common stock being offered. They are located at 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

Experts

     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Viragen, Inc.

Prospectus

__________, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions.

Securities and Exchange Commission registration fee	$1,163
Legal fees and expenses	7,000
Accounting fees and expenses	3,000
Printing expenses	3,000
Miscellaneous	1,837

Total	$16,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending, or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

     A corporation may indemnify against expenses, including attorney’s fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of this suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses.

     Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney’s fees, actually and reasonably incurred by him or her.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Viragen pursuant to the foregoing provisions, Viragen has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Viragen in the successful defense of any action, suit or proceeding, is asserted, Viragen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Viragen will be governed by the final adjudication of this issue.

ITEM 16. EXHIBITS

5.1	Opinion and Consent of Atlas Pearlman, P.A. [includes Exhibit 23.1] (1)

23.1	Consent of Atlas Pearlman, P.A. (see Exhibit 5.1) (1)

23.2	Consent of Independent Certified Public Accountants (1)

99.1	6% Convertible Debenture due January 11, 2003 in the principal amount of $1,125,000 (2)

99.2	6% Convertible Debenture due January 11, 2003 in the principal amount of $1,375,000 (2)

99.3	Securities Purchase Agreement dated as of January 11, 2002, between Viragen, Inc., Elliott Associates, L.P. and Elliott International, L.P. (2)

99.4	Registration Rights Agreement dated as of January 11, 2002, between Viragen, Inc., Elliott Associates, L.P. and Elliott International, L.P. (2)

99.5	Subsidiary Guarantee made by the Subsidiaries of Viragen, Inc. in favor of Elliott Associates, L.P. and Elliott International, L.P. (2)

99.6	Common Stock Purchase Warrant dated as of January 11, 2002 issued to Elliott Associates, L.P. (2)

99.7	Common Stock Purchase Warrant dated as of January 11, 2002 issued to Elliott International, L.P. (2)

(1)	Filed herewith.

(2)	Incorporated by reference to exhibits with the corresponding number, contained in the Registrant’s Current Report on Form 8-K, filed January 22, 2002.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida on February 7, 2002.

VIRAGEN, INC.

BY: /s/ Gerald Smith Gerald Smith Chairman of the Board of Directors and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gerald Smith Gerald Smith	Chairman of the Board of Directors, President and Principal Executive Officer	February 7, 2002

/s/ Carl N. Singer Carl N. Singer	Director, Chairman Emeritus and Chairman of the Executive Committee	February 7, 2002

/s/ Dennis W. Healey Dennis W. Healey	Executive Vice President, Treasurer, Principal Financial Officer, Director and Secretary	February 7, 2002

/s/ Charles J. Simons Charles J. Simons	Director and Chairman of the Audit and Finance Committee	February 7, 2002

/s/ Peter D. Fischbein Peter D. Fischbein	Director	February 7, 2002

Abraham Cohen	Director

/s/ Robert C. Salisbury Robert C. Salisbury	Director	February 7, 2002

E. Donald Shapiro	Director